Exhibit 99.1

Westaff Reports Fiscal 2004 Second Quarter Results

WALNUT CREEK, CA, Wednesday, May 26, 2004 — Westaff, Inc. (NASDAQ: WSTF), a leading provider of temporary light industrial, clerical/administrative and call center staff, today reported financial results for its second fiscal quarter, which ended April 17, 2004.

Revenue for the second quarter of fiscal 2004 was $131.2 million, up $14.7 million or 12.7% from the second quarter of fiscal 2003.  Domestic revenue increased 8.2%, primarily as a result of an increase in billed hours of 6.6%. International revenue increased 31.7%, largely due to the effect of favorable exchange rates. Excluding the effect of exchange rate fluctuations, international revenue increased 9.1% reflecting continued sales growth, particularly in the United Kingdom and Australia.

“I am very pleased with the increase in revenue for the quarter,” commented Westaff President and CEO Dwight S. Pedersen.  “The increased revenue is an indication of the success of our focused sales and marketing programs as well as a strengthening in the overall economy.”

Gross margin for the quarter was 16.8% compared with 17.0% for the second quarter of 2003. The lower gross margin primarily reflects increases in workers’ compensation costs and in state unemployment insurance rates.

Selling and administrative expenses decreased $1.0 million for the second quarter of fiscal 2004 compared to the fiscal 2003 quarter.  As a percentage of revenue, selling and administrative expenses were down from 14.8% in the second quarter of fiscal 2003 to

12.4% in 2004. Selling and administrative expenses in the current quarter were reduced by a gain of $0.7 million relating to the sale of the former executive headquarters building in Walnut Creek, California.

The Company reported operating income of $0.7 million in the second quarter of 2004 compared with a loss of $2.3 million in 2003. The Company also reported net income of $0.2 million, or $0.01 per share, for the second quarter of 2004 compared with a net loss of $2.7 million, or $(0.17) per share in the 2003 quarter.

“I am also pleased to report that nearly all domestic offices are running on our recently developed, proprietary front-office system,” commented Mr. Pedersen.  “I believe that the improved functionality and productivity this system provides are enabling our field management and staff to focus on consistent, quality service to our customers and on an improved sales process.”

For the first 24 weeks of fiscal 2004, revenue increased $19.4 million or 8.3% over the same period in fiscal 2003.  The Company reported operating income from continuing operations of $0.4 million as compared to an operating loss of $2.5 million for the fiscal 2003 period.

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs approximately 150,000 people and services more than 14,000 client accounts from more than 260 offices located throughout the U.S., the United Kingdom, Australia, New Zealand, Norway and Denmark. For more information, please visit our Web site at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. Forward-looking statements contained herein include, but are not limited to, the statements of Mr. Pedersen regarding revenue, programs and the prospects for fiscal 2004.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results of future events could differ materially from estimates.  Among the factors affecting future operating results are: the ability to raise additional capital and the ability to continue as a going concern, credit facilities and compliance with debt covenants, liquidity, possible adverse effects of fluctuations in the general economy, variability of employee-related costs including workers’ compensation liabilities, a highly competitive market, control by a significant shareholder, the volatility of the Company’s stock price, reliance on management information systems, risks related to customers, variability of operating results and the seasonality of the business cycle, reliance on executive management, risks related to international operations, risks related to franchise agent and licensed operations, uncertain ability to continue and manage growth, reliance on field management, employer liability risks and ability to attract and retain the services of qualified temporary personnel and regulatory mandates, including potential mandated health insurance.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.

ANALYSTS/INVESTORS CONTACT:	Dirk A. Sodestrom Senior Vice President and Chief Financial Officer Telephone: 925/930-5300 e-mail: dsodestrom@westaff.com

PRESS CONTACT:	Linda Gaebler Public Relations Director 925-952-2546, cell: 510-610-4845 e-mail: lgaebler@westaff.com

Financial table follows……..

Westaff, Inc.
Unaudited Financial Highlights
(In thousands, except per share data)

	Fiscal Quarter Ended
	April 17, 2004	April 19, 2003
Statements of Operations:

Revenue	$131,172	$116,442
Costs of services	109,187	96,632
Gross profit	21,985	19,810
Gross margin	16.8%	17.0%
Franchise agents’ share of gross profit	3,985	3,562
Selling and administrative expenses	16,228	17,226
Depreciation and amortization	1,071	1,310
Operating income (loss)	701	(2,288)
Interest expense	442	356
Interest income	(14)	(49)
Income (loss) before income taxes	273	(2,595)
Provision for income taxes	105	68
Net income (loss)	$168	$(2,663)

Basic and diluted earnings (loss) per share:	$0.01	$(0.17)

Weighted average common shares outstanding - basic	16,032	15,994
Weighted average common shares outstanding - diluted	16,036	15,994

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	24 Weeks Ended
	April 17, 2004	April 19, 2003
Statements of Operations:

Revenue	$253,656	$234,275
Costs of services	211,024	194,095
Gross profit	42,632	40,180
Gross margin	16.8%	17.2%
Franchise agents’ share of gross profit	7,787	6,973
Selling and administrative expenses	32,320	33,114
Depreciation and amortization	2,174	2,591
Operating income (loss) from continuing operations	351	(2,498)
Interest expense	914	822
Interest income	(34)	(101)
Loss from continuing operations before income taxes	(529)	(3,219)
Provision for income taxes	208	109
Loss from continuing operations before cumulative effect of change in accounting principle	(737)	(3,328)
Income from discontinued operations		316
Cumulative effect of change in accounting principle		(670)
Net loss	$(737)	$(3,682)

Basic and diluted earnings (loss) per share:
Continuing operations before cumulative effect of change in accouning principle	$(0.05)	$(0.21)
Discontinued operations	$—	$0.02
Cumulative effect of change in accounting principle	$—	$(0.04)
Net loss	$(0.05)	$(0.23)

Weighted average common shares outstanding - basic and diluted	16,024	15,983

	April 17, 2004	November 1, 2003
Balance Sheet Highlights:

Current assets	$77,746	$84,433
Property and equipment, net	9,966	12,569
Goodwill, net	11,754	11,687
Other long-term assets	10,829	4,458
Total assets	$110,295	$113,147

Current liabilities	$60,815	$63,196
Long term liabilities	14,089	14,495
Total liabilities	74,904	77,691
Stockholders’ equity	35,391	35,456
Total liabilities and stockholders’ equity	$110,295	$113,147

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